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IMMEDIATE RELEASE

JIM DONALD APPOINTED TO RITE AID BOARD OF DIRECTORS

Rite Aid Director Robert A. Mariano Resigns

CAMP HILL, PA (May 14, 2008)—The Board of Directors of Rite Aid Corporation (NYSE: RAD) today announced the appointment of Jim Donald to the Board. Mr. Donald’s term will expire at the company’s annual meeting in June 2009, at which time he is expected to stand for re-election.

Mr. Donald will fill the seat on the 14-member Board vacated by Robert A. Mariano, who was elected in June 2006 for a three-year term and has resigned.

Mr. Donald, 54, is the former president and chief executive officer of Starbucks Coffee Company. He joined Starbucks in October 2002 as president, North America, where he managed business development and operations for all Starbuck stores in the U.S. and Canada and in March 2005, was promoted to president and CEO.  During his tenure, the company grew to more than 15,000 stores in 43 countries. Prior to joining Starbucks, Mr. Donald served from 1996 to 2002 as chairman, president and CEO of Pathmark Stores, Inc., an East Coast regional supermarket chain.

His more than 30 years in retailing includes being handpicked by Sam Walton to help lead Wal-Mart’s development and expansion of the Wal-Mart Super Center, where he oversaw all merchandising, distribution, store design and real estate operations from 1991 to 1994. He has also served in a variety of senior management positions with Albertson’s, Inc. and Safeway, Inc., where he had a reputation for improving the financial performance of stores under his supervision.

Mr. Donald received a Bachelor’s Degree in Business from Century University in Albuquerque, New Mexico.

Rite Aid Corporation is one of the nation's leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia with fiscal 2008 annual revenues of more than $24.3 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com.

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